AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT is made effective as of the 24th day of May, 2006.

AMONG:

GORDON F. BURLEY, of Unit 111, 245 15th Street
West, North Vancouver, BC V7M 1S3

("Burley")

OF THE FIRST PART

AND:

SPORG CORPORATION, a Nevada corporation with its registered office at 8275
S. Eastern Avenue, Suite 200, Las Vegas, NV 89123

(“Sporg")

OF THE SECOND PART

AND:

TERRACE VENTURES INC., a Nevada corporation with its principal office at 810
Peace Portal Drive, Suite 202, Blaine, WA 98230

(“Terrace")

OF THE THIRD PART

AND:

SPORG TECHNOLOGY CORP., a Nevada corporation with its registered office at 8275
S. Eastern Avenue, Suite 200, Las Vegas, NV 89123

(“Terrace Sub")

OF THE FOURTH PART

WHEREAS:

A.      Burley (the “Principal Shareholder”) is the controlling shareholder of Terrace;

B.       The Boards of Directors of each of Terrace, Terrace Sub and Sporg deem it desirable and in the best interests of their respective shareholders that Sporg be merged with and into Terrace Sub with Terrace Sub as the surviving corporation (the “Merger”) on the terms and subject to the conditions of this Agreement;

C.      The Boards of Directors of each of Terrace, Terrace Sub and Sporg have approved and adopted this Agreement;

D.      Terrace Sub is a wholly-owned subsidiary of Terrace and Terrace Sub joins in the execution of this Agreement in order to provide certain representations, warranties and covenants to Sporg;

E.      Terrace, as the sole shareholder of Terrace Sub, has approved the Merger; and

F.      The Principal Shareholder joins in the execution of this Agreement in order to provide certain covenants in respect of cancellation of his share position.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of covenants and agreements set forth herein and of the sum of $10.00 paid by Sporg to the Principal Shareholder and to Terrace, the receipt of which is hereby acknowledged, the parties hereto agree each with the other as follows:

ARTICLE 1.
DEFINITIONS

1.1      Definitions. The following terms have the respective meanings specified in this Article, unless the context indicates otherwise.

(a)	"Agreement" shall mean this Agreement, and all the exhibits, schedules and other documents attached to or referred to in the Agreement, and all amendments and supplements, if any, to this Agreement;

(b)	"Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended;

(c)	"GAAP" shall mean United States generally accepted accounting principles applied in a manner consistent with prior periods;

(d)	"SEC" shall mean the United States Securities and Exchange Commission;

(e)	"Securities Act" shall mean the United States Securities Act of 1933, as amended;

(f)

"Taxes" shall include federal, state, provincial and local income taxes, capital gains tax, value-added taxes, franchise, personal property and real property taxes, levies, assessments, tariffs, duties (including any customs duty), business license or other fees, sales, use and any other taxes relating to the assets of the designated party or the business of the designated party for all periods up to and including the Closing Date, together with any related charge or amount, including interest, fines, penalties and additions to tax, if any, arising out of tax assessments;

(g)

"Sporg Options " shall mean any outstanding employee, director, officer, advisor or consultant options of Sporg, including any options granted under the Amended 2002 Stock Option Plan and the Amended 2002B Stock Option Plan dated November 3, 2004 adopted by the board of directors of Sporg;

(h)	"Investor Rights Agreement" shall mean the Investor Rights Agreement between Sporg and Charles Burtzloff as Trustee of the Charles Burtzloff Living Trust Dated 12/21/01; and

(i)	"Terrace Private Placement" shall mean a private placement of up to 2,000,000 shares of Terrace at $0.30 per share approved by the directors of Terrace on May 24, 2006.

(j)	"Interim Financing" shall mean the financing to be provided by Terrace to Sporg as described in paragraph 2.17 of this Agreement.

(k)	"Sporg Principals" shall mean Frank Anderson, Eric Freeman and David Norman.

1.2      Schedules. The following schedules are attached to and form part of this Agreement:

Schedule	Description
2.1	Articles of Merger
2.9A	Certificate of Non-U.S. Shareholder
2.9B	Certificate of U.S. Shareholder
3.3	Capitalization of Sporg

Schedule	Description
3.4	Sporg Subsidiaries
3.6	Actions and Proceedings
3.9	Sporg Financial Statements
3.10	Liabilities of Sporg
3.12	Undisclosed Changes
3.14	Sporg Employment and Consulting Agreements
3.15	Intellectual Property
3.16	Real Property
3.17	Material Contracts
5.3	Capitalization of Terrace
5.9	Liabilities of Terrace

                    1.3      Currency. All dollar amounts referred to in this Agreement are in United States funds, unless expressly stated otherwise.

ARTICLE 2.
THE MERGER

                    2.1       The Merger. At the Effective Time (as defined in Section 2.3 below), Sporg will be merged with and into Terrace Sub in accordance with this Agreement, the Articles of Merger substantially in the form of Schedule 2.1 attached to this Agreement (the “Articles of Merger”), and the applicable provisions of Chapter 92A of the Nevada Revised Statutes (the “Nevada Law”). Following the Merger, Terrace Sub will continue as the surviving corporation (the “Surviving Corporation”) and the separate existence of Sporg will cease, except insofar as it may be continued by Nevada Law.

                    2.2       Closing. As soon as practicable following the satisfaction or waiver of the conditions set forth in Section 6 of this Agreement, and provided that this Agreement has not been terminated pursuant to Section 9, the parties to this Agreement will hold a closing (the “Closing”) for the purpose of confirming the consummation of the Merger at a time and date mutually agreed upon by the parties. Unless otherwise agreed by the parties, the Closing will take place at the offices of the lawyers for Sporg. Notwithstanding the location of the Closing, each party agrees that the Closing may be completed by the exchange of undertakings between the respective legal counsel for Sporg, Terrace and Terrace Sub, provided such undertakings are satisfactory to each party’s respective legal counsel. The date on which the Closing actually occurs is referred to as the “Closing Date.” At the Closing, the parties will execute and exchange all documents, certificates and instruments contemplated by this Agreement. The parties agree to use commercially reasonable efforts and all due diligence to cause the Closing to be consummated on or before June 30, 2006 unless such date is extended by the mutual agreement of the parties.

                    2.3      Effective Time of the Merger. The Merger will be effective at the time (the “Effective Time”) of the filing of the Articles of Merger with the Secretary of State of the State of Nevada, which certificate is to be filed as soon as practicable on or after the Closing Date.

                    2.4      Effect of the Merger. The Merger will have the effect set forth in Section 92A.250 of Nevada Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Terrace Sub and Sporg will vest in the Surviving Corporation without further act or deed, and all debts, liabilities and duties of Terrace Sub and Sporg will become the debts, liabilities and duties of the Surviving Corporation. As a result or the Merger, the Surviving Corporation will be the wholly-owned subsidiary of Terrace.

                    2.5      Certificate of Incorporation; Bylaws.

                              (a) The certificate of incorporation of Terrace Sub as in effect immediately prior to the Effective Time will continue unchanged, except to the extent amended by the Articles of Merger, and will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof and in accordance with applicable law.

                              (b)      At the Effective Time, the bylaws of Terrace Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof and in accordance with applicable law.

                    2.6    Directors and Officers. The directors and officers of the Surviving Corporation after the Effective Time will be the following persons: Frank Anderson, Howard Thomson, Eric Freeman and David Norman. Terrace, as the sole shareholder of Terrace Sub, by approving the Merger has approved these individuals as the directors of the Surviving Corporation and will take any further action in order to ensure the proper appointment of such directors to the board of directors of the Surviving Corporation.

                    2.7    Taking of Necessary Action. If after the Effective Time any further action is necessary to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all assets, rights, approvals, immunities and franchises of either Terrace Sub or Sporg, the officers and directors, or the former officers and directors, as the case may be, of Terrace, Terrace Sub and Sporg and the Surviving Corporation will take all such necessary action.

                    2.8    Merger Consideration. Each share of Sporg common stock, par value $0.001 per share (“Sporg Common Stock”) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, as defined in Section 2.10) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into two shares of Terrace Common Stock (as defined in Section 5.3) . All certificates representing the shares of Terrace Common Stock issued on effectiveness of the Merger will be endorsed with the following legend pursuant to the Securities Act in order to reflect that the fact that the shares of Terrace Common Stock will be issued to the shareholders of Sporg pursuant to exemptions or safe harbours from the registration requirements of the Securities Act:

For holders of Sporg Common Stock resident in the United States:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT PROVIDED BY REGULATION D PROMULGATED UNDER THE ACT. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT.”

For holders of Sporg Common Stock resident outside the United States:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT PROVIDED BY REGULATION S PROMULGATED UNDER THE ACT. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT. HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.”

                    2.9    Stock Certificate Conversion Procedure. After the Effective Time, each holder of Sporg Common Stock will be entitled to exchange his, her, or its certificate representing the Sporg Common Stock (“Sporg Stock Certificate”) for a certificate representing the number of shares of Terrace Common Stock into which the number of shares of Sporg Common Stock previously represented by such certificate surrendered have been converted pursuant to Section 2.8 of this Agreement. Each holder of Sporg Common Stock may exchange his, her or its Sporg Stock Certificate by delivering such Sporg Stock Certificate to Terrace duly endorsed in blank (or accompanied by duly executed stock powers duly endorsed in blank), in each case in proper form for transfer, with signatures guaranteed, and, if applicable, with all stock transfer and any other required documentary stamps affixed thereto and with appropriate instructions to allow the transfer agent to issue certificates for the Terrace Common Stock to the holder thereof together with: (i) a Regulation S Investment Letter (if such holder is resident outside of the United States), a copy of which is attached hereto in Schedule 2.9A, or (ii) a Regulation D Investment Letter (if such holder is resident in the United States), a copy of which is attached hereto in Schedule 2.9B. Until surrendered as contemplated by this Section 2.9, each Sporg Stock Certificate will be deemed at any time after the Effective Time to represent only the right to receive Terrace Common Stock certificates representing the number of whole shares of Terrace Common Stock into which the shares of Sporg Common Stock formerly represented by such certificate have been converted. Upon receipt of such duly endorsed Sporg Stock Certificates, Terrace will cause the issuance of the number of shares of Terrace Common Stock as converted pursuant to Section 2.8 of this Agreement.

                    2.10    Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary, shares of Sporg Common Stock (the “Dissenting Shares”) that are issued and outstanding immediately prior to the Effective Time and held by stockholders who did not vote in favor of the Merger and who comply with all of the relevant provisions of Sections 92A.300 to 92A.500 of Nevada Law (the “Dissenting Stockholders”) will not be converted into or be exchangeable for the right to receive Terrace Common Stock, unless and until such holders have failed to perfect or have effectively withdrawn or lost their rights to appraisal under Nevada Law. Sporg will give Terrace (i) immediate oral notice followed by prompt written notice of any written demands for appraisal of any shares of Sporg Common Stock, attempted withdrawals of any such demands and any other instruments served pursuant to Nevada Law and received by Sporg relating to stockholders' rights of appraisal, and (ii) will keep Terrace informed of the status of all negotiations and proceedings with respect to demands for appraisal under Nevada Law. If any Dissenting Stockholder fails to perfect or will have effectively withdrawn or lost the right to appraisal, the shares of Sporg Common Stock held by such Dissenting Stockholder will thereupon be treated as though such shares had been converted into the right to receive Terrace Common Stock pursuant to Section 2.8 of this Agreement.

                    2.11    No Further Ownership Rights in Sporg Common Stock. The promise to exchange the Sporg Common Stock for shares of Terrace Common Stock in accordance with the terms of this Agreement will be deemed to have been given in full satisfaction of all rights pertaining to the Sporg Common Stock, and there will be no further registration of transfers on the stock transfer books of Sporg of the shares of Sporg Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Sporg Common Stock outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Sporg Common Stock, except as otherwise provided in this Agreement or by law.

                    2.12    Distributions with Respect to Unsurrendered Sporg Common Stock. No dividends or other distributions by Terrace with a record date after the Effective Time will be paid to the holder of any unsurrendered Sporg Stock Certificate until the surrender of such Sporg Stock Certificate in accordance with Section 2.9 of this Agreement. Following surrender of any such Sporg Stock Certificate, Terrace will pay to the holder of the Terrace Common Stock certificate issued in exchange the Sporg Stock Certificate, without interest, (i) at the time of such surrender, the amount of any dividends or other distributions with a record date after the Effective Time and paid before the time of such surrender with respect to such Terrace Common Stock which such holder is entitled pursuant to Section 2.8 of this Agreement, and (ii) at the appropriate payment date, the amount of any dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Terrace Common Stock.

                    2.13    No Liability. Neither Terrace, Terrace Sub, nor the Surviving Corporation will be liable to any person in respect of shares of Sporg Common Stock, or dividends or distributions with respect thereto, pursuant to any applicable abandoned property, escheat or similar law. If any Sporg Stock Certificate has not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Sporg Stock Certificate, or any dividends or distributions payable to the holder of such Sporg Stock Certificate would otherwise escheat to or become the property of any governmental body or authority), any such Terrace Common Stock, dividends or distributions in respect of such Sporg Stock Certificate will, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled to such certificate

                    2.14    Lost, Stolen or Destroyed Certificates. If any certificate representing Sporg Common Stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate or agreement to be lost, stolen or destroyed and, if required by Terrace, the posting by such person of a bond in such reasonable amount as Terrace may direct as indemnity against any claim that may be made against it with respect to such certificate, Terrace will cause to be issued in exchange for such lost, stolen or destroyed certificate, the applicable Terrace Common Stock deliverable in respect thereof, pursuant to Section 2.8 of this Agreement.

                    2.15    Existing Sporg Warrants. The holders of the outstanding warrants (the “Sporg Warrants’) to purchase shares of Sporg will be offered warrants entitling them to purchase twice the number of shares of Terrace at the same exercise dates and at 50% of the exercise prices in exchange for the surrender of the Sporg Warrants, subject to delivery of declarations by the holders of the Sporg Warrants, as applicable, substantially in the forms set out in Schedule 2.9A or Schedule 2.9B.

                    2.16    Sporg Options. Terrace will offer to grant, to the holders of the Sporg Options, options entitling them to purchase twice the number of shares under the option plan referred to in Section 6.2(i) of this Agreement on the same terms and conditions, including 50% of the exercise price, as the Sporg Options, vesting on the basis of 10% for each 90 day period following their granting.

                    2.17    Interim Financing. Following execution of this Agreement, Terrace will provide interim financing to Sporg through the purchase of shares of Sporg at a price of $0.65 per share as follows:

Purchase Date	Number of Shares	Amount
10 days following execution of this Agreement	269,230	175,000
30 days following execution of this Agreement	269,230	175,000
60 days following execution of this Agreement	269,230	175,000
TOTAL	807,690	525,000

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF
SPORG

     Sporg represents and warrants to Terrace and Terrace Sub, and acknowledges that Terrace and Terrace Sub are relying upon such representations and warranties, in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of Terrace or Terrace Sub, as follows:

                    3.1    Organization and Good Standing. Sporg is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and to carry on its business as now being conducted. Sporg is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions in which it owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a material adverse effect on the business of Sporg taken as a whole.

                    3.2    Authority. Sporg has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “Sporg Merger Documents”) to be signed by Sporg and to perform its obligations thereunder and to consummate the Merger contemplated thereby. The execution and delivery of each of the Sporg Merger Documents by Sporg and the consummation of the Merger contemplated thereby have been duly authorized by its Board of Directors. No other corporate or shareholder proceedings on the part of Sporg are necessary to authorize such documents or to consummate the Merger contemplated thereby other than the approval of the shareholders of Sporg of the Merger. This Agreement has been, and the other Sporg Merger Documents when executed and delivered by Sporg as contemplated by this Agreement will be, duly executed and delivered by Sporg and this Agreement is, and the other Sporg Merger Documents when executed and delivered by Sporg as contemplated hereby will be, the valid and binding obligation of Sporg enforceable in accordance with their respective terms, except (1) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (2) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (3) as limited by public policy.

                    3.3    Capitalization of Sporg. The entire authorized capital stock and other equity securities of Sporg consists of 100,000,000 shares of Sporg Common Stock, par value of $0.001 per share. There are 24,410,451 shares of Sporg Common Stock issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Sporg Common Stock have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to pre-emptive rights and were issued in full compliance with all federal, state, and local laws, rules and regulations. Except as set forth on Schedule 3.3, there are no outstanding options, warrants, subscriptions, conversion rights, or other rights, agreements, or commitments obligating Sporg to issue any additional shares of Sporg Common Stock, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from Sporg any shares of Sporg Common Stock. Except as set forth on Schedule 3.3, there are no agreements purporting to restrict the transfer of the Sporg Common Stock, no voting agreements, voting trusts, or other arrangements restricting or affecting the voting of the Sporg Common Stock.

                    3.4    No Subsidiaries. Except as set forth on Schedule 3.4, Sporg does not have any subsidiaries or agreements of any nature to acquire any subsidiary or to acquire or lease any other business operations and will not prior to the Closing Date acquire, or agree to acquire, any subsidiary or business without the prior written consent of Terrace.

                    3.5    Non-contravention. Neither the execution, delivery and performance of this Agreement, nor the consummation of the Merger, will:

                              (1)    conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Sporg under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Sporg, or any of its respective property or assets;

                              (2)    violate any provision of the articles of incorporation or bylaws of Sporg; or

                              (3)    violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to Sporg or any of its respective property or assets.

                    3.6    Actions and Proceedings. Except as described in Schedule 3.6, there is no claim, charge, arbitration, grievance, action, suit, investigation or proceeding by or before any court, arbiter, administrative agency or other governmental authority now pending or, to the best knowledge of Sporg or the Principal Shareholders, threatened against Sporg or which involves any of the business, or the properties or assets of Sporg that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects, or conditions of Sporg taken as a whole (a “Sporg Material Adverse Effect”). There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a Sporg Material Adverse Effect. Schedule 3.6 lists all pending legal claims or proceedings, whether or not such claim or proceeding would result in a Sporg Material Adverse Effect.

                     3.7    Compliance.

                              (a)    Sporg is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation by it of, any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of Sporg;

                              (b)    is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute a Sporg Material Adverse Effect;

                              (c)    Sporg has duly filed all reports and returns required to be filed by it with governmental authorities and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement. All of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the best knowledge of Sporg, threatened, and none of them will be adversely affected by the consummation of the Merger contemplated hereby; and

                              (d)    Sporg has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business. Sporg has not received any notice of any violation thereof, nor is Sporg aware of any valid basis therefore.

                    3.8    Filings, Consents and Approvals. Other than the approval of holders owning a majority of the Sporg Common Stock, no filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by Sporg of the Merger contemplated by this Agreement or to enable Terrace to continue to conduct Sporg’s business after the Closing Date in a manner which is consistent with that in which it is presently conducted.

                    3.9    Financial Representations. Attached to this Agreement as Schedule 3.9 are true, correct, and complete copies of audited balance sheets for Sporg dated as of September 30, 2005 and 2004 and unaudited balance sheet dated as of March 31, 2006, together with related statements of operations and deficit, statements of shareholders’ deficiency (equity), for the fiscal years then ended (collectively, the “Financial Statements”). The Financial Statements (a) are in accordance with the books and records of Sporg, (b) present fairly the financial condition of Sporg as of the respective dates indicated and the results of operations for such periods, and (c) have been prepared in accordance with GAAP. Sporg has not received any advice or notification from its independent certified public accountants that Sporg has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the Financial Statements or the books and records of Sporg, any properties, assets, liabilities, revenues, or expenses. The books, records, and accounts of Sporg accurately and fairly reflect, in reasonable detail, the Merger, assets, and liabilities of Sporg. Sporg has not engaged in any transaction, maintained any bank account, or used any funds of Sporg, except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of Sporg.

                    3.10    Undisclosed Liabilities. Except as set forth in Schedule 3.10, Sporg has no liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise, which:

                              (a)    are not set forth in the Financial Statements or have not heretofore been paid or discharged;

                              (b)    did not arise in the regular and ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed (or are not required to be disclosed in accordance with GAAP); or

                              (c)    have not been incurred in amounts and pursuant to practices consistent with past business practice, in or as a result of the regular and ordinary course of its business since the date of the last Financial Statements.

                    For purposes of this Agreement, the term “liabilities” includes, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted choate or inchoate, liquidated or unliquidated, secured or unsecured.

                    3.11    Tax Matters.

                              (a)    As of the date hereof, (i) Sporg has timely filed all tax returns in connection with any Taxes which are required to be filed on or prior to the date hereof, taking into account any extensions of the filing deadlines which have been validly granted to them; and (ii) all such returns are true and correct in all material respects.

                              (b)      Sporg has paid all Taxes that have become or are due with respect to any period ended on or prior to the date hereof, and has established an adequate reserve therefore on its balance sheet for those Taxes not yet due and payable, except for any Taxes the nonpayment of which will not have a Sporg Material Adverse Effect.

                              (c)      Sporg is not presently under and has not received notice of, any contemplated investigation or audit by the Internal Revenue Service or any foreign or state taxing authority concerning any fiscal year or period ended prior to the date hereof.

                              (d)      All Taxes required to be withheld on or prior to the date hereof from employees for income Taxes, social security Taxes, unemployment Taxes and other similar withholding Taxes have been properly withheld and, if required on or prior to the date hereof, have been deposited with the appropriate governmental agency.

                    3.12    Changes. Except as set forth in Schedule 3.12, since September 30, 2005, Sporg has not:

                              (a)     incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

                              (b)    sold, encumbered, assigned or transferred any fixed assets or properties which would have been included in the assets of Sporg if the closing had been held on September 30, 2005 or on any date since then, except for ordinary course of business transactions consistent with past practice;

                              (c)    created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the assets or properties of Sporg to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

                              (d)    made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, whether or not in the ordinary course of business;

                              (e)    declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares or equity securities;

                              (f)    suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely its business, operations, assets, properties or prospects;

                              (g)    suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise);

                              (h)    received notice or had knowledge of any actual or threatened labor trouble, termination, resignation, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects;

                              (i)    made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $50,000, except such as may be involved in ordinary repair, maintenance or replacement of its assets;

                              (j)     other than in the ordinary course of business, increase the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses)

or loan to, any of its employees or made any increase in, or any addition to, other benefits to which any of its employees may be entitled;

                              (k)    changed any of the accounting principles followed or the methods of applying such principles;

                              (l)     entered into any transaction other than in the ordinary course of business consistent with past practice; or

                              (m)   agreed, whether in writing or orally, to do any of the foregoing.

                    3.13    Personal Property. Sporg does not own or lease any furniture, fixtures or other tangible personal property.

                    3.14    Employees and Consultants. All employees and consultants of Sporg have been paid all salaries, wages, income and any other sum due and owing to them by Sporg as at the end of the most recent completed pay period. Sporg is not aware of any labor conflict with any of Sporg employees that might reasonably be expected to have a Sporg Material Adverse Effect. Except as disclosed in Schedule 3.14, Sporg has not entered into any written contracts of employment or consulting agreements. All amounts required to be withheld by Sporg from employees’ salaries or wages and paid to any governmental or taxing authority have been so withheld and paid. No employee of Sporg is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement or any other contract or agreement relating to the relationship of such employee with Sporg or any other nature of the business conducted or to be conducted by Sporg or the Surviving Corporation.

                    3.15    Intellectual Property. Sporg owns the intellectual property described in Schedule 3.15.

                    3.16    Real Property. Except as described in Schedule 3.16, Sporg does not lease or own any real property.

                    3.17    Material Contracts and Transactions. Schedule 3.17 contains a list of all material contracts, agreements, licenses, permits, arrangements, commitments, instruments, understandings or contracts, whether written or oral, express or implied, contingent, fixed or otherwise, to which Sporg is a party (collectively, the “Contracts”).

                              (a)    Except as listed on Schedule 3.17, Sporg is not a party to any written or oral:

(1)	agreement for the purchase, sale or lease of any capital assets, or continuing contracts for the purchase or lease of any materials, supplies, equipment, real property or services;

(2)	agreement regarding, sales agency, distributorship, or the payment of commissions;

(3)	agreement for the employment or consultancy of any person or entity;

(4)

note, debenture, bond, trust agreement, letter of credit agreement loan agreement, or other contract or commitment for the borrowing or lending of money, or agreement or arrangement for a line of credit or guarantee, pledge, or undertaking of the indebtedness of any other person;

(5)	agreement, contract, or commitment for any charitable or political contribution;

(6)

agreement, contract, or commitment limiting or restraining Sporg, their business or any successor thereto from engaging or competing in any manner or in any business or from hiring any employees, nor is any employee of Sporg subject to any such agreement, contract, or commitment;

(7)	material agreement, contract, or commitment not made in the ordinary course of business;

(8)	agreement establishing or providing for any joint venture, partnership, or similar arrangement with any other person or entity;

(9)	agreement, contract or understanding containing a “change in control,” or similar provision; or

(10)	power of attorney or similar authority to act.

                              (b)    Each Contract is in full force and effect, and there exists no material breach or violation of or default by Sporg under any Contract, or any event that with notice or the lapse of time, or both, will create a material breach or violation thereof or default under any Contract by Sporg. The continuation, validity, and effectiveness of each Contract will in no way be affected by the consummation of the Merger contemplated by this Agreement. Except as listed on Schedule 3.17, there exists no actual or threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Contract. A true, correct and complete copy (and if oral, a description of material terms) of each Contract, as amended to date, has been furnished to Terrace.

                    3.18    Certain Transactions. Except as disclosed in Schedule 3.18, Sporg is not indebted, directly or indirectly, to any of its officers, directors or shareholders or to their respective spouses or children, in any amount whatsoever and Sporg is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

                    3.19    No Brokers. Sporg has not incurred any obligation or liability to any party for any brokerage fees, agent's commissions, or finder's fees in connection with the Merger contemplated by this Agreement for which Terrace would be responsible.

                    3.20    Minute Books. The minute books of Sporg provided to Terrace contain a complete summary of all meetings of directors and shareholders since the time of incorporation of such entity and reflect all transactions referred to in such minutes accurately in all material respects.

                    3.21    Completeness of Disclosure. No representation or warranty by Sporg in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Terrace pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

ARTICLE 4.
COVENANTS, REPRESENTATIONS AND WARRANTIES
OF THE PRINCIPAL SHAREHOLDER

The Principal Shareholder covenants with and represents and warrants to Sporg as follows, and acknowledges that Sporg is relying upon such covenants, representations and warranties in connection with the merger of Sporg with Terrace Sub, as follows:

                    4.1    The Principal Shareholder is the legal and beneficial owner of 15,800,000 common shares of Terrace.

                    4.2    No person, firm or corporation has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase from the Principal Shareholder of any of the shares of Terrace held by the Principal Shareholder.

                    4.3    This Agreement has been duly authorized, validly executed and delivered by the Principal Shareholder.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES
OF TERRACE

                    Terrace and Terrace Sub jointly and severally represent and warrant to Sporg and acknowledge that Sporg is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of Sporg, as follows:

                    5.1    Organization and Good Standing. Terrace and Terrace Sub are each duly organized, validly existing and in good standing under the laws of Nevada and have all requisite corporate power and authority to own, lease and to carry on its respective businesses as now being conducted. Terrace is duly qualified to do business and is in good standing as foreign corporations in each of the jurisdictions in which it owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a material adverse effect on the businesses, operations, or financial condition of Terrace. Terrace Sub has not carried on any business or acquired any assets or incurred any liabilities since its incorporation, other than by reason of execution of this Agreement.

                    5.2    Authority. Terrace and Terrace Sub have all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “Terrace Merger Documents”) to be signed by Terrace and Terrace Sub and to perform their obligations thereunder and to consummate the Merger contemplated thereby. The execution and delivery of each of the Terrace Merger Documents by Terrace and Terrace Sub and the consummation by Terrace and Terrace Sub of the Merger contemplated thereby have been duly authorized by their respective Board of Directors and no other corporate or shareholder proceedings on the part of Terrace or Terrace Sub are necessary to authorize such documents or to consummate the Merger contemplated thereby. This Agreement has been, and the other Terrace Merger Documents when executed and delivered by Terrace and Terrace Sub as contemplated by this Agreement will be, duly executed and delivered by Terrace and Terrace Sub and this Agreement is, and the other Terrace Merger Documents when executed and delivered by Terrace and Terrace Sub, as contemplated hereby will be, the valid and binding obligations of Terrace and Terrace Sub enforceable in accordance with their respective terms, except (1) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (2) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (3) as limited by public policy.

                    5.3    Capitalization of Terrace. The entire authorized capital stock of Terrace consists of 400,000,000 shares of common stock, par value $0.001 (“Terrace Common Stock”). There are 32,009,920 shares of Terrace common stock issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Terrace Stock have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to pre-emptive rights and were issued in full compliance with all federal, state, and local laws, rules and regulations. Except as set forth on Schedule 5.3, there are no outstanding options, warrants, subscriptions, phantom shares, conversion rights, or other rights, agreements, or commitments obligating Terrace to issue any additional shares of Terrace Stock, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from Terrace any shares of Terrace Stock. Except as set forth on Schedule 5.3, there are no agreements purporting to restrict the transfer of the Terrace Stock, no voting agreements, voting trusts, or other arrangements restricting or affecting the voting of the Terrace Stock.

                    5.4    Capitalization of Terrace Sub. The entire authorized capital stock and other equity securities of Terrace Sub (“Terrace Sub Stock”) consists of an aggregate of 200,000,000 shares comprised of 100,000,000 shares of common stock, par value $0.001 per share (“Terrace Sub Common Stock”) and 100,000,000 shares of preferred stock, par value $0.001 per share. There are 1,000 shares of Terrace Sub common stock issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Terrace Sub Stock have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to pre-emptive rights and were issued in full compliance with all federal, state, and local laws, rules and regulations. There are no outstanding options, warrants, subscriptions, phantom shares, conversion rights, or other rights, agreements, or commitments obligating Terrace Sub to issue any additional shares of Terrace Sub Stock, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from Terrace any shares of Terrace Sub Stock. There are no agreements purporting to restrict the transfer of the Terrace Stock, no voting agreements, voting trusts, or other arrangements restricting or affecting the voting of the Terrace Stock.

                    5.5    Validity of Terrace Common Stock Issuable upon the Merger. The shares of Terrace Common Stock to be issued upon consummation of the Merger in accordance with this Agreement will, upon issuance, have been duly and validly authorized and, when so issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable.

                    5.6    Actions and Proceedings. There is no claim, charge, arbitration, grievance, action, suit, investigation or proceeding by or before any court, arbiter, administrative agency or other governmental authority now pending or, to the best knowledge of Terrace or Terrace Sub, threatened against Terrace or Terrace Sub which involves any of the business, or the properties or assets of Terrace or Terrace Sub that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects or conditions of Terrace or Terrace Sub taken as a whole. There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a material adverse effect.

                    5.7    SEC Filings. Terrace has furnished or made available to Sporg a true and complete copy of each report, schedule, registration statement and proxy statement filed by Terrace with the SEC since the inception of Terrace (as such documents have since the time of their filing been amended, the "Terrace SEC Documents"). Terrace has timely filed with the SEC all documents required to have been filed pursuant to the Securities Act and the Exchange Act. As of their respective dates, Terrace SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Terrace SEC Documents, and none of Terrace SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                    5.8    Financial Representations. Included with the Terrace SEC Documents are true, correct, and complete copies of audited balance sheets for Terrace dated as of April 30, 2005 and 2004 and unaudited balance sheet dated as of January 31, 2006, together with related statements of income, cash flows, and changes in shareholder's equity for the periods then ended (collectively, the “Terrace Financial Statements”). The Terrace Financial Statements (a) are in accordance with the books and records of Terrace, (b) present fairly the financial condition of Terrace as of the respective dates indicated and the results of operations for such periods, and (c) have been prepared in accordance with GAAP. Terrace has not received any advice or notification from its independent certified public accountants that Terrace has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the Terrace Financial Statements or the books and records of Terrace, any properties, assets, liabilities, revenues, or expenses. The books, records, and accounts of Terrace accurately and fairly reflect, in reasonable detail, the Merger, assets, and liabilities of Terrace. Terrace has not engaged in any transaction, maintained any bank account, or used any funds of Terrace, except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of Terrace. Terrace Sub has not carried on any business, entered into any agreements or incurred any liabilities since its incorporation, other than as expressly contemplated by this Agreement.

                    5.9    Undisclosed Liabilities. Except as set forth in Schedule 5.9, Terrace has no liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise, which:

                              (a)    are not set forth in the Terrace Financial Statements or have not heretofore been paid or discharged;

                              (b)    did not arise in the regular and ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed (or are not required to be disclosed in accordance with GAAP); or

                              (c)    have not been incurred in amounts and pursuant to practices consistent with past business practice, in or as a result of the regular and ordinary course of its business since the date of the last Terrace Financial Statements.

     For purposes of this Agreement, the term “liabilities” includes, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted choate or inchoate, liquidated or unliquidated, secured or unsecured.

                    5.10    Certain Changes or Events. Except as and to the extent disclosed in the Terrace SEC Documents, there has not been (a) a material adverse effect to the business, operations or financial conditions of Terrace, or (b) any significant change by Terrace in its accounting methods, principles or practices.

                    5.11    Filings, Consents and Approvals. No filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by Terrace and Terrace Sub of the Merger contemplated by this Agreement to continue to conduct its business after the Closing Date in a manner which is consistent with that in which it is presently conducted.

                    5.12    Personal Property. There are no material equipment, furniture, fixtures and other tangible personal property and assets owned or leased by Terrace or Terrace Sub, except as disclosed in the Terrace SEC Documents.

                    5.13    Employees and Consultants. Neither Terrace nor Terrace Sub have any employees or consultants, except as disclosed in the Terrace SEC Documents.

                    5.14    Material Contracts and Transactions. Other than as expressly contemplated by this Agreement, there are no material contracts, agreements, licenses, permits, arrangements, commitments, instruments, understandings or contracts, whether written or oral, express or implied, contingent, fixed or otherwise, to which Terrace or Terrace Sub is a party except as disclosed in the Terrace SEC Documents.

                    5.15    No Brokers. Neither Terrace nor Terrace Sub has incurred any obligation or liability to any party for any brokerage fees, agent's commissions, or finder's fees in connection with the Merger contemplated by this Agreement for which Sporg would be responsible.

                    5.16    Minute Books. The minute books of Terrace provided to Sporg contain a complete summary of all meetings of directors and shareholders since the time of incorporation of such entity and reflect all transactions referred to in such minutes accurately in all material respects.

                    5.17    Completeness of Disclosure. No representation or warranty by Terrace or Terrace Sub in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Sporg pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

ARTICLE 6.
CLOSING CONDITIONS

                    6.1    Conditions Precedent to Closing by Terrace and Terrace Sub. The obligations of Terrace and Terrace Sub to consummate the Merger is subject to the satisfaction of the conditions set forth below, unless any such condition is waived Terrace and Terrace Sub at the Closing. The Closing of the Merger contemplated by this Agreement will be deemed to mean a waiver of all conditions to Closing. These conditions of closing are for the benefit of Terrace and Terrace Sub and may be waived by Terrace and Terrace Sub in their discretion.

                              (a)    Representations and Warranties. The representations and warranties of Sporg set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date and Sporg will have delivered to Terrace a certificate dated as of the Closing Date, to the effect that the representations and warranties made by Sporg in this Agreement are true and correct.

                              (b)    Performance. All of the covenants and obligations that Sporg is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

                              (c)    Merger Documents. This Agreement and all other Sporg Merger Documents necessary or reasonably required to consummate the Merger, all in form and substance reasonably satisfactory to Terrace or Terrace Sub, will have been executed and delivered to Terrace and Terrace Sub.

                              (d)    Secretary's Certificate – Sporg. Terrace will have received a certificate of the Secretary of Sporg attaching (i) a copy of Sporg's articles of incorporation and bylaws, as amended through the Closing Date certified by the Nevada Secretary of State; (ii) certified copies of resolutions duly adopted by the Board of Directors of Sporg and the Sporg Stockholders approving the execution and delivery of this Agreement and the other Merger Documents and the consummation of the Merger and the other transactions contemplated hereby and thereby; and (iii) a certificate as to the incumbency and signatures of the officers of Sporg executing this Agreement and the Merger Documents executed on the Closing Date as contemplated by this Agreement.

                              (e)    Supplement to Schedules. Any additional disclosures of Sporg made pursuant to Section 7.4 of this Agreement will be acceptable to Terrace and Terrace Sub in their sole discretion.

                              (f)    Third Party Consents. Sporg will have received duly executed copies of all third-party consents and approvals contemplated by the Merger Documents, in form and substance reasonably satisfactory to Terrace.

                              (g)    No Material Adverse Change. No Sporg Material Adverse Effect will have occurred since the date of this Agreement.

                              (h)    No Action. No suit, action, or proceeding will be pending or threatened before any governmental or regulatory authority wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would (i) prevent the consummation of any of the Merger contemplated by this Agreement, or (ii) cause the Merger to be rescinded following consummation.

                              (i)    Due Diligence Review. Terrace and Terrace Sub will be reasonably satisfied in all respects with their due diligence investigation and review of Sporg.

                              (j)    Compliance with Securities Laws. Terrace will have received evidence satisfactory to Terrace that all shares of Terrace Common Stock issuable in the Merger will be issuable without registration pursuant to the Securities Act in reliance on the exemptions from the registration requirements of the Securities Act provided by Rule 506 of Regulation D or in reliance on the safe harbour from the registration requirements of the Securities Act provided by Regulation S. In order to establish the availability of an exemption or safe harbour from the registration requirements of the Securities Act for each issuance of Terrace Common Stock to each shareholder of Sporg, Sporg will deliver to Terrace on Closing investment representation letters executed by each shareholder of Sporg, other than Dissenting Shareholders as contemplated below:

                                        (i)    each shareholder of Sporg who is not a U.S. Person and who otherwise satisfies the eligibility requirements for issuance of Terrace Common Stock in accordance with Rule 903 of

Regulation S of the Securities Act will deliver the Regulation S Investment Letter in a form reasonably acceptable to legal counsel for Terrace and for Sporg; and

                                        (ii)  each shareholder of Sporg resident in the United States will deliver the Regulation D Investment Letter in a form reasonably acceptable to legal counsel for Terrace and for Sporg.

                              (k)    Delivery of Financial Statements. Sporg will have delivered to Terrace such financial statements as, in the opinion of the auditors for Terrace, are required to permit Terrace to make the necessary filings under the Exchange Act in connection with the Merger.

                              (l)    Exercise of Appraisal Rights. The holders of no more than two (2%) percent of the issued and outstanding shares of Sporg Common Stock will have exercised appraisal rights under Nevada Law as Dissenting Shareholders. Sporg and Terrace will have resolved all matters of appraisal and payment under Nevada Law for each Dissenting Shareholder to Terrace Sub's satisfaction.

                              (m)    Amendment to Sporg Management Contracts. The Sporg Principals shall agree to renegotiation of their employment / management agreements with Sporg satisfactory to Terrace and without limiting the generality of the foregoing, shall have agreed that the change of control resulting from this merger shall not terminate, or accelerate any amounts due under, their agreements and that they will be entitled to receive only two years and not less than two years salary upon termination for reasons other than cause.

                    6.2    Conditions Precedent to Closing by Sporg. The obligation of Sporg to consummate the Merger is subject to the satisfaction of the conditions set forth below, unless such condition is waived by Sporg at the Closing. The Closing of the Merger will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of Sporg and may be waived by Sporg in its discretion.

                              (a)    Representations and Warranties. The representations and warranties of Terrace and Terrace Sub and the Principal Shareholders set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date and Terrace and Terrace Sub will have delivered to Sporg a certificate dated the Closing Date, to the effect that the representations and warranties made by Terrace and Terrace Sub in this Agreement are true and correct.

                              (b)    Performance. All of the covenants and obligations that Terrace and Terrace Sub are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects. Terrace and Terrace Sub must have delivered each of the documents required to be delivered by them pursuant to this Agreement.

                              (c)    Merger Documents. This Agreement and all Terrace Merger Documents, all in form and substance reasonably satisfactory to Sporg, will have been executed and delivered by Terrace and Terrace Sub, as applicable.

                              (d)    Secretary's Certificate - Terrace. Sporg will have received a certificate of the Secretary of Terrace attaching (a) a copy of Terrace’s certificate of incorporation, as amended through the Closing Date certified by the Secretary of State of the State of Nevada; (b) a true and correct copy of Terrace’s bylaws, as amended; (c) certified copies of resolutions duly adopted by the Board of Directors of Terrace and the sole stockholder of Terrace Sub, approving the execution and delivery of this Agreement and the other Merger Documents and the consummation of the Merger and the other transactions contemplated hereby and thereby; and (d) a certificate as to the incumbency and signatures of the officers of Terrace executing this Agreement and the Merger Documents executed by Terrace on the Closing Date as contemplated by this Agreement.

                              (e)    Exercise of Appraisal Rights. The holders of no more than two (2%) percent of the issued and outstanding shares of Sporg Common Stock will have exercised appraisal rights under Nevada Law as Dissenting Shareholders. Sporg and Terrace will have resolved all matters of appraisal and payment under Nevada Law for each Dissenting Shareholder to Sporg's satisfaction.

                              (f)    Supplement to Schedules. Any additional disclosures of Terrace made pursuant to Section 7.4 of this Agreement will be acceptable to Sporg in its sole discretion.

                              (g)    Third Party Consents. Terrace and Terrace Sub will have obtained duly executed copies of all third-party consents and approvals contemplated by the Merger documents, in form and substance reasonably satisfactory to Sporg.

                              (h)    No Material Adverse. No event will have occurred since the date of this Agreement that has had a material adverse effect on the business, operations, assets, properties, prospects or conditions of Terrace and Terrace Sub taken as a whole.

                              (i)    No Action. No suit, action, or proceeding will be pending or threatened before any governmental or regulatory authority wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would (i) prevent consummation of any of the Merger contemplated by this Agreement; or (ii) cause the Merger to be rescinded following consummation.

                              (j)    Schedule 14F Filing. Terrace will have made the filing required by Paragraph 7.10.

                              (k)    Cancellation of Control Shares. The Principal Shareholder will have surrendered all 15,800,000 shares of Terrace Common Stock owned by him to Terrace for cancellation without consideration.

                              (l)    Adoption of Option Plan. Terrace will have adopted an option plan sufficient to grant the options described in paragraph 2.16 of this Agreement.

                              (m)   Equity Financing. Terrace will have secured a financing proposal from a reputable investment dealer for equity financing of not less than $3,000,000.

                              (n)    Investor Rights Agreement. The Merger shall have been approved by Charles Burtzloff as trustee of the Charles Burtzloff Living Trust Dated 12/21/01 as required by the Investors Rights Agreement and the Burtzloff Living Trust dated 12/12/01 shall have agreed to terminate the Investor Rights Agreement.

                              (o)    Interim Financing. Terrace shall have provided the Interim Financing on the dates required.

                              (p)    Terrace Available Funds. Terrace shall have available funds at closing sufficient to retire the indebtedness of Sporg to the Sporg Principals in the approximate amount of $425,000 US.

ARTICLE 7.
ADDITIONAL COVENANTS OF THE PARTIES

                    7.1    Access and Investigation. Between the date of this Agreement and the Closing Date, Sporg, on the one hand, and Terrace, on the other hand, will, and will cause each of their respective representatives to, (a) afford the other and its representatives full and free access to its personnel, properties, contracts, books and records, and other documents and data, (b) furnish the other and its representatives with copies of all such contracts, books and records, and other existing documents and data as required by this Agreement and as the other may otherwise reasonably request, and (c) furnish the other and its representatives with such additional financial, operating, and other data and information as the other may reasonably request. All of such access, investigation and communication by a party and its representatives will be conducted during normal business hours and in a manner designed not to interfere unduly with the normal business operations of the other party. Each party will instruct its auditors to cooperate with the other party and its representatives in connection with such investigations.

                    7.2    Confidentiality. All information regarding the business of Sporg including, without limitation, financial information that Sporg provides to Terrace during Terrace’s due diligence investigation of Sporg will be kept in strict confidence by Terrace and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by Terrace or disclosed to any third party (other than Terrace’s professional accounting and legal advisors) without the prior written consent of Sporg. If the Merger contemplated by this Agreement does not proceed for any reason, then upon receipt of a written request from the Sporg, Terrace will immediately return to Sporg any information received regarding Sporg’s business. Likewise, all information regarding the business of Terrace including, without limitation, financial information that Terrace provides to Sporg during its due diligence investigation of Terrace will be kept in strict confidence by Sporg and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by Sporg or disclosed to any third party (other than Sporg’s professional accounting and legal advisors) without Terrace’s prior written consent. If the Merger contemplated by this Agreement do not proceed for any reason, then upon receipt of a written request from Terrace, Sporg will immediately return to Terrace (or as directed by Terrace) any information received regarding Terrace’s business.

                    7.3    Notification. Between the date of this Agreement and the Closing Date, each of the parties to this Agreement will promptly notify the other parties in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this Agreement, if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules relating to such party, such party will promptly deliver to the other parties a supplement to the Schedules specifying such change. During the same period, each party will promptly notify the other parties of the occurrence of any material breach of any of its covenant in this Agreement or of the occurrence of any event that may make the satisfaction of such conditions impossible or unlikely.

                    7.4    Exclusivity. Until such time, if any, as this Agreement is terminated pursuant to this Agreement, Sporg will not, directly or indirectly solicit, initiate, entertain or accept any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to, or consider the merits of any unsolicited inquiries or proposals from, any person or entity (other than Terrace) relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business), or any of the capital stock of Sporg, or any merger, consolidation, business combination, or similar transaction.

                    7.5    Conduct of Sporg Business Prior to Closing. From the date of this Agreement to the Closing Date, and except to the extent that Terrace otherwise consents in writing, Sporg will operate its business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with persons having business dealings with it.

                    7.6    Certain Acts Prohibited - Sporg. Except as expressly contemplated by this Agreement, between the date of this Agreement and the Closing Date, Sporg will not, without the prior written consent of Terrace:

                              (a)    amend its articles of incorporation, bylaws or other organizational documents;

                              (b)    incur any liability or obligation other than in the ordinary course of business or encumber or permit the encumbrance of any properties or assets of Sporg, except as disclosed in a Schedule to this Agreement;

                              (c)    dispose of or contract to dispose of any Sporg property or assets except in the ordinary course of business consistent with past practice;

                              (d)    issue, deliver, sell, pledge or otherwise encumber or subject to any lien any shares of the Sporg Common Stock, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

                              (e)          (i)    declare, set aside or pay any dividends on, or make any other distributions in respect of the Sporg Common Stock, or (ii) split, combine or reclassify any Sporg Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Sporg Common Stock; or

                              (f)    materially increase benefits or compensation expenses of Sporg, other than as contemplated by the terms of any employment agreement in existence on the date of this Agreement, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount not required by a Plan or arrangement as in effect on the date of this Agreement to any such person.

                    7.7    Certain Acts Prohibited - Terrace. Except as expressly contemplated by this Agreement, between the date of this Agreement and the Closing Date, Terrace will not, without the prior written consent of Sporg:

                              (a)    amend its articles of incorporation, bylaws or other organizational documents;

                              (b)    incur any liability or obligation other than in the ordinary course of business or encumber or permit the encumbrance of any properties or assets of Terrace, except as disclosed in a Schedule to this Agreement;

                              (c)    dispose of or contract to dispose of any Terrace property or assets except in the ordinary course of business consistent with past practice;

                              (d)    issue or sell shares of Terrace Stock, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than in the Terrace Private Placement;

                              (e)          (i)    declare, set aside or pay any dividends on, or make any other distributions in respect of the Terrace Stock, or (ii) split, combine or reclassify any Terrace Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Terrace Stock; or

                              (f)    materially increase benefits or compensation expenses of Terrace, other than as contemplated by the terms of any employment agreement in existence on the date of this Agreement, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount not required by a Plan or arrangement as in effect on the date of this Agreement to any such person.

                    7.8    Shareholders Meeting. As soon as is practical after execution of this Agreement, Sporg will prepare and deliver a Notice of Meeting in connection with the approval of the shareholders of Sporg of the Merger (the “Notice of Meeting”). Terrace will provide to Sporg all information relating to Terrace and Terrace Sub as reasonably required to prepare the Notice of Meeting in compliance with applicable corporate laws. Sporg will provide a copy of the Notice of Meeting to Terrace and its legal counsel for their review and comment prior to delivery to the shareholders of Sporg. Sporg will use its commercially reasonable efforts to finalize the Notice of Meeting and obtain the approval of the shareholders of Sporg to the Merger. Sporg will ensure the meeting is conducted in accordance with applicable laws.

                    7.9    Public Announcements. Terrace and Sporg each agree that they will not release or issue any reports or statements or make any public announcements relating to this Agreement or the Merger contemplated herein without the prior written consent of the other party, except as may be required upon written advice of counsel to comply with applicable laws or regulatory requirements after consulting with the other party hereto and seeking their consent to such announcement.

                    7.10    Terrace Board of Directors. Immediately upon the Closing, the current directors of Terrace will adopt resolutions appointing a new board of directors for Terrace consisting of four (4) members, Frank Anderson, Howard Thomson, Eric Freeman and David Norman. Terrace will prepare and file a Schedule 14F information statement with the SEC as required under the Exchange Act in connection with the change of directors arising in connection with the completion of the Merger.

                    7.11    Terrace Name Change. Terrace agrees that it will change its corporate name to “Sporg Technology Corp.”, which name change will be effected by merging the Terrace Sub into Terrace. If the Merger is not consummated for any reason, Terrace will not proceed with the change of its corporate name to “Sporg Technology Corp.” Sporg acknowledges that completion of the name change is not a condition precedent to completion of the Merger.

ARTICLE 8.
CLOSING

                    8.1    Closing. The Closing shall take place on the Closing Date at the offices of the lawyers for Sporg or at such other location as agreed to by the parties. Notwithstanding the location of the Closing, each party agrees that the Closing may be completed by the exchange of undertakings between the respective legal counsel for Sporg and Terrace, provided such undertakings are satisfactory to each party’s respective legal counsel.

                    8.2    Closing Deliveries of Sporg. At Closing, Sporg will deliver or cause to be delivered the following, fully executed and in form and substance reasonably satisfactory to Terrace:

                    (a)    copies of all resolutions and/or consent actions adopted by or on behalf of the boards of directors of Sporg evidencing approval of this Agreement and the Merger;

                     (b)    the certificate and attached documents required by Section 6.1(d) of this Agreement;

                    (c)    a certificate of an officer of Sporg, dated as of Closing, certifying that (a) each covenant and obligation of Sporg has been complied with, and (b) each representation, warranty and covenant of Sporg is true and correct at the Closing as if made on and as of the Closing;

                    (d)    the Articles of Merger duly executed by Sporg and any other Sporg Merger Documents, each duly executed by Sporg, as required to give effect to the Merger;

                    (e)    a copy of the Minutes of the Shareholders Meeting agreeing to the Merger; and

                    (f)    the consent required by Section 6.2(n) of this Agreement.

                    8.3    Closing Deliveries of Terrace. At Closing, Terrace will deliver or cause to be delivered the following, fully executed and in form and substance reasonably satisfactory to Sporg:

                    (a)    copies of all resolutions and/or consent actions adopted by or on behalf of the boards of directors of Terrace and the shareholder and directors of Terrace Sub evidencing approval of this Agreement and the Merger;

                    (b)    a certificate of an officer of Terrace, dated as of Closing, certifying that (a) each covenant and obligation of Terrace has been complied with, and (b) each representation, warranty and covenant of Terrace is true and correct at the Closing as if made on and as of the Closing;

                    (c)    a certificate of an officer of Terrace Sub, dated as of Closing, certifying that (a) each covenant and obligation of Terrace Sub has been complied with, and (b) each representation, warranty and covenant of Terrace Sub is true and correct at the Closing as if made on and as of the Closing;

                    (d)    the certificate and attached documents required by Section 6.2(d) of this Agreement;

                    (e)    the Articles of Merger duly executed by Terrace Sub and any other Terrace Merger Documents, each duly executed by Terrace and Terrace Sub, as required to give effect to the Merger;

                    (f)    the resolution required by Section 6.2(n) of this Agreement;

                    (g)    evidence of the surrender of stock as required by Section 6.2(o) of this Agreement; (h) the minute books and all corporate records of Terrace; (i) a list of all bank, trust, savings, checking or other accounts of Terrace;

                    (j)    A consent letter for the financing described in Section 6.2(m) of this Agreement; and

                    (k)    Evidence of availability of funding described in Section 6.2(o) .

ARTICLE 9.
TERMINATION

                    9.1    Termination. This Agreement may be terminated at any time prior to the Closing Date contemplated hereby by:

                              (a)    mutual agreement of Terrace, Terrace Sub and Sporg;

                              (b)    Terrace, if there has been a breach by Sporg of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of Sporg that is not cured, to the reasonable satisfaction of Terrace, within ten business days after notice of such breach is given by Terrace (except that no cure period will be provided for a breach by Sporg that by its nature cannot be cured);

                              (c)    Sporg, if there has been a breach by Terrace or the Principal Shareholders of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of Terrace or the Principal Shareholders that is not cured by the breaching party, to the reasonable satisfaction of Sporg, within ten business days after notice of such breach is given by Sporg (except that no cure period will be provided for a breach by Terrace or the Principal Shareholders that by its nature cannot be cured);

                              (d)    Sporg, if Terrace shall fail to provide the Interim Funding when required; or

                              (e)    Terrace or Sporg, if the Merger contemplated by this Agreement has not been consummated prior to June 30, 2006, unless the parties agree to extend such date; or

                              (f)    Terrace or Sporg if any permanent injunction or other order of a governmental entity of competent authority preventing the consummation of the Merger contemplated by this Agreement has become final and nonappealable.

                    9.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement will be of no further force or effect, provided, however, that no termination of this Agreement will relieve any party of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any obligations.

ARTICLE 10.
INDEMNIFICATION; REMEDIES; SURVIVAL

                    10.1    Certain Definitions. For the purposes of this Article 10, the terms “Loss” and “Losses” means any and all demands, claims, actions or causes of action, assessments, losses, damages. liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive damages suffered by Terrace or Sporg including damages for lost profits or lost business opportunities.

                    10.2    Agreement of Sporg to Indemnify. Sporg will indemnify, defend, and hold harmless Terrace and Terrace Sub, its respective officers, directors, shareholders, employees and affiliates from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Terrace and Terrace Sub by reason of, resulting from, based upon or arising out of:

                              (a)    the breach by Sporg of any representation or warranty of Sporg contained in or made pursuant to this Agreement, or certificate or instrument delivered pursuant to this Agreement;

                              (b)    the breach or partial breach by Sporg of any covenant or agreement of Sporg made in or pursuant to this Agreement, or other certificate or instrument delivered pursuant to this Agreement.

                    10.3    Agreement of Terrace to Indemnify. Terrace and Terrace Sub will indemnify, defend, and hold harmless Sporg from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Sporg by reason of, resulting from, based upon or arising out of:

                              (a)    the breach by Terrace or Terrace Sub of any representation or warranty of Terrace or Terrace Sub contained in or made pursuant to this Agreement, any Terrace Merger Document or certificate or instrument delivered pursuant to this Agreement;

                              (b)    the breach or partial breach by Terrace or Terrace Sub of any covenant or agreement of Terrace or Terrace Sub made in or pursuant to this Agreement, or any Terrace Merger Document or other certificate or instrument delivered pursuant to this Agreement.

ARTICLE 11.
MISCELLANEOUS PROVISIONS

                    11.1    Effectiveness of Representations; Survival. Each party is entitled to rely on the representations, warranties and agreements of each of the other parties and all such representation, warranties and agreement will be effective regardless of any investigation that any party has undertaken or failed to undertake. The representation, warranties and agreements will survive the Closing Date and continue in full force and effect until six (6) months after the Closing Date.

                    11.2    Further Assurances. Each of the parties hereto will cooperate with the others and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.

                    11.3    Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

                    11.4     Expenses. Each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Merger contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants.

                    11.5    Entire Agreement. This Agreement, the exhibits, schedules attached hereto and the other Merger Documents contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto. Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

                    11.6     Notices. All notices and other communications required or permitted under to this Agreement must be in writing and will be deemed given if sent by personal delivery, faxed with electronic confirmation of delivery, internationally-recognized express courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

                    If to Sporg:

SPORG CORPORATION
Suite 2770, 555 West Hastings Street
P.O. Box 12035
Vancouver, British Columbia V6B 4N4
Attention:      Frank Anderson, President

Telephone:	(604) 669-4555
Facsimile:	(604) 669-4518
E-Mail:	fanderson@sporg.com

With a copy (which will not constitute notice) to:

Bernhard J. Zinkhofer, Esq.
Lang Michener, LLP
1500 Royal Centre P.O. Box 11117
1055 West Georgia Street
Vancouver, British Columbia V6E 4N7

Telephone:	(604) 689-9111
Facsimile:	(604) 685-7084
E-Mail:	bzinkhofer@lmls.com

If to Terrace:

TERRACE VENTURES INC.
810 Peace Portal Drive, Suite 202
Blaine, WA 98230
Attention: Howard Thomson, President

Telephone:	(360) 220-5218
Facsimile:	(360) 332-1817
E-Mail:	howardthomson@hotmail.com

With a copy (which will not constitute notice) to:

Stephen F.X. O’Neill, Esq.
O'Neill Law Group PLLC
435 Martin Street, Suite 1010
Blaine, Washington 98230

Telephone:	(330) 360-3300
Facsimile:	(330) 332-2291
E-Mail:	son@stockslaw.com

All such notices and other communications will be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a fax, when the party sending such fax has received electronic confirmation of its delivery, (c) in the case of delivery by internationally-recognized express courier, on the business day following dispatch and (d) in the case of mailing, on the fifth business day following mailing.

                    11.7     Headings. The headings contained in this Agreement are for convenience purposes only and will not affect in any way the meaning or interpretation of this Agree¬ment.

                    11.8     Benefits. This Agreement is and will only be construed as for the benefit of or enforceable by those persons party to this Agreement.

                    11.9     Assignment. This Agreement may not be assigned (except by operation of law) by any party without the consent of the other parties.

                    11.10    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and to be performed therein.

                    11.11    Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

                    11.12    Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                    11.13    Fax Execution. This Agreement may be executed by delivery of executed signature pages by fax and such fax execution will be effective for all purposes.

                    11.14    Schedules and Exhibits. The schedules and exhibits are attached to this Agreement and incorporated herein.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

TERRACE VENTURES INC.
a Nevada corporation by its authorized signatory:

/s/ Howard Thomson
Signature of Authorized Signatory

Howard Thomson
Name of Authorized Signatory

President and Chief Executive Officer
Position of Authorized Signatory

SPORG CORPORATION
a Nevada corporation by its authorized signatory:

/s/ Frank Anderson
Signature of Authorized Signatory

Frank Anderson
Name of Authorized Signatory

Director, Secretary and Treasurer
Position of Authorized Signatory

SIGNED, SEALED AND DELIVERED
BY GORDON F. BURLEY in the presence of:

Signature of Witness

/s/ Gordon F. Burley
Name of Witness	GORDON F. BURLEY

Address of Witness

SPORG TECHNOLOGY CORP.
a Nevada corporation by its authorized signatory:

/s/ Howard Thomson
Signature of Authorized Signatory

Howard Thomson
Name of Authorized Signatory

President, Secretary, Treasurer and Director
Position of Authorized Signatory

[SCHEDULES]